Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-252235, 333-226906, 333-219055, 333-205153, 333-183483, 333-143786, 333-266780, 333-273389 and 333-281132) on Form S-8, Registration Statement No. 333-274328 on Form S-3 and Registration Statements (Nos. 333-276623, 333-278197, 333-279157 and 333-282555) on Form S-1 of Cyclacel Pharmaceuticals, Inc. of our report dated November 26, 2025, relating to the consolidated financial statements of Cyclacel Pharmaceuticals, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K/A of Cyclacel Pharmaceuticals, Inc. for the year ended December 31, 2023.

/s/ SFAI Malaysia Plt. (PCAOB: 7167)

Kuala Lumpur, Malaysia
November 26, 2025